                                                                                                                                                                                                                                                                                      Exhibit 99.1
                                                        [Missing Graphic]
08-06
For further information:
John P. Barnett, Director of External Affairs
713-989-7556

John F. Walsh, Vice President of Investor Relations
212-659-3208

SOUTHERN UNION COMPANY ELECTS
MICHAL BARZUZA TO BOARD OF DIRECTORS

HOUSTON, March 3, 2008 - Southern Union Company (NYSE:SUG) today announced the election of Michal Barzuza, 36, to the company’s board of directors, effective March 1, 2008. Barzuza fills a newly-created director position, bringing the total number of directors to 10.

Barzuza is an associate professor of law at the University of Virginia School of Law, where she has offered courses in corporate governance, corporate law policy and corporations. Prior to joining the University of Virginia in 2005, Barzuza was the John M. Olin Research Fellow in Law & Economics at the Harvard Law School, Olin Center for Law, Economics and Business.

Barzuza received her LL.M and S.J.D. from Harvard Law School in Cambridge, Mass., in 1999 and 2004, respectively. She resides in Charlottesville, Va.

About Southern Union Company
Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

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